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                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of April 14, 1997, by and among Samsung Electronics Co. Ltd., a Korean corporation ("Parent"), AST Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and AST Research, Inc., a Delaware corporation (the "Company").

                                   ARTICLE I

                                   THE OFFER

SECTION 1.1    The Offer

     (a) Provided that none of the events set forth in Annex A hereto shall have occurred, as promptly as practicable, but in no event later than five business days after the public announcement of the execution hereof by the parties, Parent shall commence (within the meaning of Rule 14d-2 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) an offer to purchase (the "Offer") for cash any and all of the Company's issued and outstanding shares of common stock, par value $.01 per share (the "Shares"), at a price of $5.40 per share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"). The obligation of Parent to accept for payment and to pay for any Shares tendered shall be subject to the conditions set forth in Annex A hereto.

     (b) Parent shall not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought pursuant to the Offer, add additional conditions to the Offer, or make any other changes in the terms or conditions of the Offer which are otherwise materially adverse to holders of Shares without the prior written consent of the Company (acting through the Special Committee, as defined in Section 1.2(a) below). Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) business days from the date the Offer is commenced; provided, however, that without the Special Committee's consent, Parent may (i) from time to time extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, (ii) extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten (10) business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence. In addition, if at any scheduled expiration date of the Offer any of the conditions of the Offer have not been satisfied or waived by Parent, but are capable of being satisfied in the reasonable, good faith judgment of Parent, then, on the written request of the Company (acting through the Special Committee), Parent shall from time to time extend the Offer for up to twenty (20) business days from the then-scheduled expiration date of the Offer.

     (c) As soon as practicable on the date the Offer is commenced, Parent shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and
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supplements thereto and including all exhibits thereto, the "Schedule 14D-1")
with respect to the Offer, and a Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto and including all exhibits thereto, the "Schedule 13E-3"). The Schedule 14D-1 shall contain as an exhibit or incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisement. Parent and Sub agree that the Schedule 14D-1, the Offer to Purchase and all amendments or supplements thereto (which together constitute the "Offer Documents"), and the
Schedule 13E-3, shall comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws. The Company and its counsel, and the Special Committee and its counsel, shall be given an opportunity to review the Offer Documents prior to the filing thereof with the SEC. Parent and Sub agree to provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

SECTION 1.2    Company Actions

     (a) The Company hereby approves of and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has in light of the recommendation of its Special Committee of independent directors (the "Special Committee") and subject to the terms and conditions set forth herein,
(i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.1), taken together, are in the best interests of the stockholders of the Company (other than Parent and its affiliates), (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Parent and, if required by applicable law, approve and adopt this Agreement and the Merger. The Company also represents that the Special Committee has reviewed the opinion of Morgan Stanley & Co. Incorporated, financial advisor to the Special Committee, that, as of April 14, 1997, the consideration to be received pursuant to this Agreement is fair to the stockholders of the Company (other than Parent and its affiliates) from a financial point of view (the "Morgan Stanley Opinion").

     (b) The Company shall file with the SEC, concurrently with the filing of the Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule 14D-9") containing the recommendations described in Section 1.2(a) and shall mail the Schedule 14D-9 to the stockholders of the Company promptly after the commencement of the Offer. The Schedule 14D-9 shall comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall also execute, and join in the filing of, the Schedule 13E-3 after review and approval thereof by the Company, the Special Committee and their respective counsel.

     (c) In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent with such information, including updated lists of the stockholders of the Company, mailing labels and updated lists of security positions, and such assistance, at
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Parent's expense, as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

     (d) Solely in connection with the tender and purchase of Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to shares owned by, or issuable to, any person.

                                   ARTICLE II

                                   THE MERGER

SECTION 2.1    The Merger

     Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Delaware General Corporation Law (the "Delaware Law"), Sub or another direct or indirect wholly owned subsidiary of Parent shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VIII hereof. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its existence under the laws of Delaware, and the separate corporate existence of Sub (or such other subsidiary of Parent) shall cease.

     The parties agree that they will consider alternative structures in order to maximize the benefits of the ownership of the Shares by Parent, provided that such alternative structures do not, in the opinion of the Special Committee, adversely affect the rights of the Company or its stockholders (other than Parent and its affiliates) under this Agreement.

SECTION 2.2    Effective Time

     The Merger shall be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in such form as is required by, and executed in accordance with, the relevant provisions of the Delaware Law (the time of such filing being the "Effective Time").

SECTION 2.3    Effects of the Merger

     The Merger shall have the effects set forth in the Delaware Law.

SECTION 2.4    Certificate of Incorporation and Bylaws

     The Certificate of Incorporation and the Bylaws of the Company at the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until modified in accordance with applicable law.

SECTION 2.5    Directors and Officers

     The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation until their successors are duly elected and qualified and the officers of the Company
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at the Effective Time shall be the officers of the Surviving Corporation until replaced in accordance with the Bylaws of the Surviving Corporation.

SECTION 2.6    Conversion of Company Shares

     (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held of record by Parent, Sub or any other subsidiary of Parent (other than the Company) or held in the treasury of the Company or any subsidiary of the Company, and Dissenting Shares, as defined in Section 3.1 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $5.40 in cash or any higher price which may be paid pursuant to the Offer (the "Merger Consideration") payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such share.

     (b) Each share of Common Stock and Series A Redeemable Preferred Stock of the Company held by Parent, Sub or any other subsidiary of Parent or held in the treasury of the Company or by any subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled without any payment therefor.

SECTION 2.7    Conversion of Sub Common Stock.

     Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation.

SECTION 2.8    Stock Options, SAR's

     (a) The Company shall cancel, immediately prior to the Effective Time, each outstanding stock option and warrant and any related stock appreciation right (hereinafter referred to as "Options") granted under any stock incentive plan or arrangement of the Company, provided that (i) not less than 30 days prior to the Effective Time, each outstanding Option shall become fully exercisable and vested, (ii) upon the earlier of September 23, 1997 or the acceptance for payment and purchase of Shares pursuant to the Offer (the "Time of Acceptance"), the exercise price of each outstanding Option granted under the AST Research, Inc. 1989 Long-Term Incentive Program (the "1989 Program") which is held by non-officer/director employees who are employed by the Company on such date and which is subject to the Company's action on September 23, 1996 to reprice stock options, shall be adjusted to $4.625 per Share, and (iii) each holder of a vested Option shall be entitled to receive from the Company, as of the Effective Time, for each Share subject to such Option an amount in cash in cancellation of such Option equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option, less any applicable tax withholding. Except as provided herein, all stock incentive plans and arrangements of the Company shall terminate as of the Effective Time. Notwithstanding the foregoing, Options held by Parent shall not require any payment but instead shall be cancelled as of the Effective Time, unless theretofore exercised.
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     (b) Notwithstanding anything else contained herein to the contrary, this subsection 2.8(b) shall apply to Options held by employees who are laid off by the Company prior to the Effective Time. In the event that an employee is laid off on or after the date hereof and prior to the Effective Time, (i) each outstanding Option held by such former employee shall become immediately fully exercisable and vested, (ii) if the former employee was a non-officer/director employee, the exercise price of each outstanding Option granted under the 1989 Program which is held by the former employee and which is subject to the Company's action on September 23, 1996 to reprice stock options, shall be adjusted to $4.625 per Share as of the acceptance for payment and purchase of shares pursuant to the Offer, and (iii) the former employee shall be entitled to receive from the Company, as of the Effective Time, for each Share subject to such Option, an amount in cash in cancellation of such Option equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option, less any applicable tax withholding. The Company shall thereafter cancel, immediately prior to the Effective Time, each outstanding Option held by laid-off employees.

SECTION 2.9    Stockholders' Meeting

     If required by applicable law in order to consummate the Merger, and subject to the fiduciary duties of the Company's Board of Directors, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

     (a) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders as soon as practicable following the acceptance for payment and purchase of Shares pursuant to the Offer for the purpose of approving and adopting this Agreement;

     (b) subject to the fiduciary obligations of the Board and the Special Committee as advised by their respective legal counsel, include in the Proxy Statement (as defined in Section 5.6) the recommendation of its Board of Directors that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Morgan Stanley Opinion; and

     (c) use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement, and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the acceptance for payment and purchase of Shares pursuant to the Offer, and (ii) to obtain the necessary approval of the Merger by its stockholders. Parent agrees that, at the Special Meeting, all of the Shares owned by Parent, Sub or any other affiliate of Parent will be voted in favor of the Merger.

SECTION 2.10   Closing

     Upon the terms and subject to the conditions hereof, as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer and, if required by law, after the vote of the stockholders of the Company in favor of the adoption of this Agreement has been obtained, the Company shall execute in the manner required by the Delaware Law and deliver to
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the Delaware Secretary of State a duly executed certificate of merger, or certificate of ownership and merger if permitted by Delaware Law, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filings referred to in this Section 2.10, a closing (the "Closing") will be held at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614 (or such other place as the parties may agree) for the purpose of confirming all the foregoing.

                                  ARTICLE III

                     DISSENTING SHARES; EXCHANGE OF SHARES

SECTION 3.1    Dissenting Shares

     Notwithstanding anything in this Agreement to the contrary, in the event that dissenters' rights are available in connection with the Merger pursuant to
Section 262 of the Delaware Law, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the Delaware Law (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead shall be converted into the right to receive such consideration as may be determined to be due to such stockholders pursuant to
Section 262 of the Delaware Law, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Delaware Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 3.2    Payment for Shares

     (a) Parent shall deposit in trust with a payment agent reasonably acceptable to the Company (the "Payment Agent"), prior to the Effective Time, cash in an aggregate amount necessary to make the payments pursuant to Section
2.6 hereof to holders (other than Parent or Sub or any of their respective subsidiaries) of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "Payment Fund"). The Payment Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Agent shall invest portions of the Payment Fund as Parent directs, provided that substantially all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit or banker's acceptances of commercial banks with capital exceeding $100 million. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.
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     (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each record holder (other than Parent or Sub or any of their respective subsidiaries), as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Payment Agent) and instructions for use in effecting the surrender of the Certificate or payment therefor. Upon surrender to the Payment Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. After the Effective Time, until surrendered in accordance with the provisions of this Section 3.2, each Certificate (other than Certificates representing Shares owned by Parent, Sub or any of their respective subsidiaries, and Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

     (c) After the Effective Time, there shall be no transfers of Shares that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Section 3.2. At the Effective Time, the stock transfer books of the Company shall be closed.

     (d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company after one year following the Effective Time shall be repaid to the Surviving Corporation and holders of Certificates shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of any Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to a holder of a Certificate for amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.
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                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND SUB

     Parent and Sub hereby represent and warrant to the Company as follows:

SECTION 4.1    Organization and Qualification

     Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power to carry on its business as it is now being conducted.

SECTION 4.2    Authority Relative to this Agreement

     Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by requisite corporate action of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement and the transactions contemplated hereby. Neither Parent nor Sub is subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or any law, regulation, order or decree, which would be breached or violated or in respect of which a right of acceleration would be created by its executing and carrying out this Agreement, other than any such breach, violation or right which (i) will not have a material adverse effect on Parent and its subsidiaries taken as a whole or (ii) will be cured, waived or terminated prior to the Effective Time.

SECTION 4.3    Governmental Consents

     No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any governmental authority ("Consent") is required on the part of Parent or Sub in connection with the transactions contemplated by this Agreement, except (i) those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"),
(ii) those required by federal and state securities laws, (iii) approval by all necessary government officials and agencies of the Republic of Korea, (iv) filing reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, (v) filings with the Competition Directorate of the European Community Commission and under the Canadian Competition Act and the Investment Canada Act, (vi) filing a certificate of merger or a certificate of ownership and merger, as the case may be, with the Delaware Secretary of State, and (vii) where the failure to obtain such Consents would not have a material adverse effect on Parent's ability to consummate the transactions contemplated hereby. Parent has no reason to believe that all required governmental consents will not be obtained in a timely fashion.

SECTION 4.4    Offer Documents; Proxy Statement

     The Offer Documents and the Offer will comply in all material respects with the Exchange Act, except that no representation is made by Parent with respect to information supplied in
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writing by the Company specifically for inclusion in the Offer Documents. None of the information supplied in writing by Parent or its affiliates specifically for inclusion in the Schedule 14D-9 or the Proxy Statement will, at the time they are first filed with the SEC or distributed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.5    Financing of the Offer and the Merger

     Parent has available to it credit lines or other sources of financing to provide the funds necessary for the completion of the transactions contemplated hereby, including, without limitation, to fund the repurchase obligations of the Company under the Company's Liquid Yield Option Notes due 2013 (the "LYONs") and to satisfy any debt obligations of the Company which will be accelerated as a result of the consummation of the Offer and/or the Merger. Parent agrees that none of the borrowings it may use to consummate the transactions contemplated by this Agreement will be incurred by, or secured, directly or indirectly, by the assets of, the Company or any of its subsidiaries.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

SECTION 5.1    Organization and Qualification

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the Company and its subsidiaries taken as a whole.

SECTION 5.2    Capitalization

     The authorized capital stock of the Company consists of 200,000,000 Shares and 1,000,000 shares of Preferred Stock. As of April 10, 1997, 57,964,830 Shares were validly issued and outstanding, no Shares were held in the Company's treasury, and 500,000 shares of Series A Preferred were issued and outstanding. Since April 10, 1997 no Shares of the Company's capital stock have been issued, except Shares issued on exercise of Options. The Company has heretofore provided Parent with a complete and accurate schedule setting forth all outstanding Options, the holder thereof and the exercise price therefor. Except for Options set forth on such schedule, the LYONs and the Rights issued pursuant to the Rights Agreement (as defined in Section 5.4(b) below) there are no options, warrants, convertible securities or other rights, agreements or commitments obligating the Company to issue shares of its capital stock.

SECTION 5.3    Subsidiaries

     Each subsidiary material to the business of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power to carry on its business as it is now being conducted. Each of such subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the Company and its subsidiaries taken as a whole. All the outstanding shares of capital stock of such subsidiaries are validly issued, fully paid and nonassessable and, except for directors' qualifying shares and certain shares held in the names of nominees, are owned by the Company or by a subsidiary of the Company free and clear of all liens, claims or encumbrances.

SECTION 5.4    Authority Relative to this Agreement

     (a) The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and, except for the approval of its stockholders, if required by the Delaware Law, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Company is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or any law, regulation, order or decree, which would be breached or violated or in respect of which a right of acceleration would be created by its executing and carrying out this Agreement, other than any such breach, violation or right which (i) will not have a material adverse effect on the Company and its subsidiaries taken as a whole, or
(ii) will be cured, waived or terminated prior to the Effective Time or (iii) which has been disclosed in writing by the Company to Parent or its advisors at or prior to the date of this Agreement.

     (b) All necessary action has been taken with respect to the Amended and Restated Rights Agreement by and between the Company and American Stock Transfer and Trust Company dated as of January 28, 1994, as amended by the First Amendment thereto dated as of January 28, 1994 (the "Rights Agreement"), so that
(i) the Rights issued pursuant to the Rights Agreement will not be exercisable, trade separately or otherwise be affected by the Offer or the Merger, (ii) none of Parent, Sub or any of their affiliates will be deemed to be an "Acquiring Person" for purposes of the Rights Agreement in respect of the Offer or the Merger and (iii) a "Distribution Date" shall not occur by virtue of the Offer or the Merger.

     (c) The "Independent Directors", as defined in the Stockholder Agreement dated as of July 31, 1995 between Parent and the Company, as amended by Amendment No. 1 thereto dated as of December 21, 1995 (the "Stockholder Agreement"), have approved the Offer and the Merger for all purposes of the Stockholder Agreement, including Sections 2.1.7 and 6.3 thereof.

SECTION 5.5    Governmental Consents

     No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any governmental authority ("Consent") is required on the part of the Company in connection with the transactions contemplated by this Agreement, except (i) those required by HSR, (ii) those required by federal and state securities laws, (iii) filing reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, (iv) filings with the Competition Directorate of the European Community Commission and under the Canadian Competition Act and the Investment Canada Act, (v) stockholder approval of the Merger (if required), and filing the certificate of merger or certificate of ownership and merger, as the case may be, with the Delaware Secretary of State, (vi) as has been disclosed in writing by the Company to Parent or its advisors at or prior to the date of this Agreement, and (vii) where failure to obtain such Consent would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, or its ability to consummate the transactions contemplated hereby. The Company has no reason to believe that all required governmental consents will not be obtained in a timely fashion.

SECTION 5.6    SEC Reports and Financial Statements

     The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1995 under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (collectively, the "SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents (as amended or supplemented by any such amendments), including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of the Company included in the SEC Documents (as amended or supplemented by any such amendments) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated subsidiaries as of the respective dates and for the respective periods thereof.

SECTION 5.7    Offer Documents; Proxy Statement; Other Information

     If a Proxy Statement is required for the consummation of the Merger under applicable law, the Proxy Statement will comply in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied in writing by Parent or any affiliate of Parent (other than the Company and its subsidiaries) specifically for inclusion in the Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to stockholders in connection with the Merger, or any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Proxy Statement." None of the information relating to the Company and its subsidiaries supplied in writing by the Company specifically for inclusion in the Offer Documents or any schedules required to be filed with the SEC in connection therewith will, at the respective times the Offer Documents or any amendments or supplements thereto or any such schedules are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The
Schedule 14D-9 will comply in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied in writing by Parent or any affiliate of Parent (other than the Company and its subsidiaries) specifically for inclusion in the Schedule 14D-9..

                                  ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1    Conduct of Business by the Company Pending the Merger

     The Company covenants and agrees that, prior to the Time of Acceptance, unless Parent shall otherwise agree in writing, or as shall have otherwise been approved by the chief executive officer of the Company, or as otherwise contemplated by this Agreement:

     (a) the businesses of the Company and its subsidiaries shall be conducted only in the ordinary and usual course (taking into account the Company's current financial condition, results of operations and cash flow);

     (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate of Incorporation or Bylaws; or (iii) split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares; and

     (c) neither the Company nor any of its subsidiaries shall (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class other than Shares issuable pursuant to presently outstanding Options or pursuant to the Rights; or (ii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

SECTION 7.1    Expenses

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 7.2    Additional Agreements

     Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Offer and this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Sub and the Company shall take all such necessary action.

SECTION 7.3    Indemnification

     (a) Parent and Sub agree that all rights to indemnification and advancement of expenses now existing in favor of the directors and officers of the Company and its subsidiaries as provided in their Certificates of Incorporation or Bylaws or otherwise in effect on the date of this Agreement (whether pursuant to indemnification agreements or otherwise) with respect to matters occurring on or prior to the Effective Time will survive the Merger and continue in full force and effect, and Parent will cause the Surviving Corporation (or any successor to the Surviving Corporation) to honor all such rights to indemnification and advancement of expenses.

     (b) For six years after the Effective Time, Parent shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees, costs and expenses (including reasonable fees and disbursements of counsel in advance of disposition and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation, which consent will not be unreasonably withheld or delayed)) arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, matters arising out of or pertaining to the transactions contemplated by this Agreement) to the full extent permitted under Delaware law, subject to the terms of the Company's Certificate of Incorporation, Bylaws and indemnification agreements, all as in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification or advancement of expenses in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that each Indemnified Party's conduct shall be conclusively presumed to comply with the standards set forth under Delaware law, the Company's Certificate of Incorporation, Bylaws or such agreements, as the case may be, unless and until a court of competent jurisdiction in a final, non-appealable decision, determines to the contrary; and provided further, that nothing herein shall impair any existing rights or obligations of any present or former directors or officers of the Company. In the event of any threatened or actual claim, action, suit, proceeding or investigation as to which an Indemnified Party is entitled to indemnification or advancement of expenses hereunder (whether asserted before, at or after the Effective Time), the Indemnified Party may retain counsel reasonably satisfactory to it after consultation with Parent, but in no event shall the Surviving Corporation be required to reimburse the costs of such counsel hereunder unless (i) the Surviving Corporation shall have declined to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party within ten days of a written request for indemnification given in accordance with Section 10.3 or (ii) the Indemnified Party shall have reasonably concluded, upon the advice of counsel, that there may be defenses available to it which conflict with those available to the Surviving Corporation.

     (c) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than four years after the Effective Time; provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, if the existing D&O Insurance expires, is terminated or canceled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance; provided further, however, that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 7.3 in excess of 200% of the aggregate premiums paid by the Company in 1996 on an annualized basis for such purpose (in which event Parent or the Surviving Corporation shall cause to be maintained D&O Insurance which, in Parent's good faith judgment, provides the maximum coverage available at an annual premium equal to 200% of the Company's 1996 annualized premiums).

     (d) For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation (or any successor corporation) to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the same extent as are currently provided for in the Company's Certificate of Incorporation and Bylaws, which such provisions shall not be amended during such period except as required by applicable law or except to make changes permitted by law that would expand or enlarge the Indemnified Parties' exculpation or indemnification rights.

     (e) The rights under this Section 7.3 are intended to benefit the Company and each Indemnified Party hereunder, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by each Indemnified Party. The parties hereto acknowledge and agree that the remedy at law for any breach of the obligations of Parent and the Surviving Corporation under this Section 7.3 is and will be insufficient and inadequate and that the Indemnified Parties, in addition to any remedies at law, shall be entitled to equitable relief (including specific performance). The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, incurred by any Indemnified Party in enforcing the indemnity and other obligations set forth in this Section 7.3.

     (f) Parent unconditionally guarantees all of the Surviving Corporation's payment and other obligations provided for in this Section 7.3.

SECTION 7.4    Publicity

     The initial press release with respect to the execution of this Agreement has been previously approved by the parties. Following such initial press release, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

                                 ARTICLE VIII

                                   CONDITIONS

SECTION 8.1    Conditions to Each Party's Obligation to Effect the Merger

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Shares, if such vote is required by applicable law;

     (b) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered or enforced by any United States or Korean governmental agency or authority or court which remains in effect and prohibits, restrains, enjoins or restricts the consummation of the Merger or makes the acquisition or holding by Parent, its subsidiaries or affiliates of the Shares or the shares of common stock of the Surviving Corporation illegal;

     (c) any governmental consents or approvals required to consummate the Merger shall have been obtained, except where the failure to obtain such consents or approvals would not have a material adverse effect on (i) the Company and its subsidiaries, taken as a whole, or (ii) Parent's ability to consummate the transactions contemplated hereby; and

     (d) Parent shall have purchased Shares pursuant to the Offer.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1    Termination

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

          (a) By mutual consent of Parent and the Company (with the consent of the Special Committee).

          (b) By either Parent or the Company (with the consent of the Special Committee) if Parent shall not have purchased Shares pursuant to the Offer by December 31, 1997.

          (c) By the Company (with the consent, and at the direction of, the Special Committee):

                (i) if, prior to the purchase of the Shares pursuant to the Offer, the Special Committee shall have (A) withdrawn, or modified or changed in a manner adverse to Parent or the Sub, its approval or recommendation of the Offer, this Agreement or the Merger in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company by merger, consolidation or otherwise, determined by the Special Committee to constitute a superior alternative to the stockholders of the Company (other than Parent or its affiliates) (the "Alternative Transaction") than the acquisition of the Company contemplated by this Agreement, (B) determined, only after receipt of advice from legal counsel to the Special Committee, that the failure to take such action as set forth in the preceding clause (A) would cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law, and (C) given notice to the Parent of its intent to terminate this Agreement and of the terms and provisions of the Alternate Transaction, such notice to be given not less than five (5) business days prior to the date of the termination of this Agreement;

                (ii) if, prior to the purchase of the Shares pursuant to the Offer, Parent breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect; or

                (iii) if the Offer shall have expired, or shall have been withdrawn, abandoned or terminated without Parent purchasing any Shares pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 9.1(c)(iii) if the Company is in material breach of this Agreement.

          (d)  By Parent:

                (i) if prior to the purchase of the Shares pursuant to the Offer, the Special Committee shall have withdrawn, or modified or changed in a manner adverse to Parent, its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Alternate Transaction or offer, or the Company shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Parent or its affiliates (or the Special Committee resolves to do any of the foregoing); or

                (ii) if Parent shall have terminated the Offer without purchasing any Shares thereunder; provided that Parent may not terminate this Agreement pursuant to this Section 9.1(d)(ii) if Parent has failed to purchase the Shares in the Offer in breach of the terms thereof.

SECTION 9.2    Effect of Termination.

     In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of either Parent or the Company; provided, however, that nothing herein shall relieve any party from any liability for any material breach of this Agreement.

SECTION 9.3    Amendment

     This Agreement may be amended by the parties hereto any time before or after approval hereof by the stockholders of the Company, but, after any such approval, no amendment shall be made which reduces the Merger Consideration or in any way adversely affects the rights of holders of the Shares without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and, in the case of the Company, approved by the Special Committee.

SECTION 9.4    Waiver

     At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the effect of any other provision of this Agreement that confers authority upon the Special Committee with respect to this Agreement, it is expressly agreed that all of the rights of the Company under this Agreement (including, without limitation, rights of waiver and enforcement) are hereby vested exclusively in the Special Committee and shall be exercised by the Company only with the consent, or at the express direction, of the Special Committee.

                                   ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.1   Non-Survival of Representations and Warranties

     All representations and warranties in this Agreement of Parent, Sub and the Company or in any instrument delivered by Parent, Sub or the Company pursuant to this Agreement shall not survive the Merger.

SECTION 10.2   Brokers

     The Company represents and warrants that, except for Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

SECTION 10.3   Notices

     Any notice required or permitted to be given under this Agreement shall be written, and may be given by personal delivery, by cable, telecopy, telex or telegram (with a confirmation copy mailed as follows), by Federal Express, United Parcel Service, DHL, or other reputable commercial delivery service, or by registered or certified mail, first-class postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Mailed notices shall be addressed as follows, but each party may change its address by written notice in accordance with this paragraph.

To the Company:     AST Research, Inc.
                    16215 Alton Parkway
                    Irvine, California 92718
                    Attention: General Counsel
                    Fax: (714) 727-8581

with copies to:     The Special Committee of
                    Independent Directors of
                      AST Research, Inc.
                    c/o Roger W. Johnson
                    600 Anton Blvd., Suite 1260
                    Costa Mesa, CA 92626
                    Fax: (714) 979-6823

                    Irell & Manella LLP
                    333 South Hope Street, Suite 3300
                    Los Angeles, CA 90071
                    Attention: Henry Lesser, Esq.
                    Fax: (213) 229-0515

                    O'Melveny & Myers LLP
                    610 Newport Center Drive
                    Newport Beach, CA 92660
                    Attention: Gary J. Singer, Esq.
                    Fax: (714) 669-6994

To the Parent:      Samsung Electronics Co., Ltd.
                    Samsung Main Building
                    250, 2-Ka, Taepyung-Ro, Chung-Ku
                    Seoul, Korea 100-742
                    Attention: General Legal Counsel
                    Fax: (822) 727-7179

with a copy to:     Gibson, Dunn & Crutcher LLP
                    333 South Grand Avenue
                    Los Angeles, CA 90071-3197
                    Attention: Andrew E. Bogen, Esq.
                    Fax: (213) 229-7520

SECTION 10.4   Elimination of Role of Independent Directors

     Concurrently with the acceptance for payment and purchase of Shares by Parent pursuant to the Offer, each agreement between the Company and Parent (other than this Agreement) which contains any provision requiring the approval of "Independent Directors" of the Company for any transaction between the Company and Parent or any of its affiliates, including but not limited to the Stockholder Agreement, shall automatically be amended to delete any such requirement.

SECTION 10.5   Miscellaneous

     This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understanding, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (ii) is not intended to confer upon any other person any rights or remedies hereunder, except as otherwise expressly provided herein; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without regard to choice of law provisions). This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. If any term, provision, covenant or restriction set forth in this Agreement is held by a court of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each of the parties hereto hereby consents to the non-exclusive jurisdiction of the Chancery Court and Supreme Court of the State of Delaware for purposes of resolving any disputes relating to this Agreement and waives any objections as to venue or personal jurisdiction in such courts. Any determination under this Agreement (including Annex A hereto) as to whether there has been a material adverse effect with respect to the Company and its subsidiaries, taken as a whole, shall be made in comparison to the Company's net losses and declining equity over the past thirteen fiscal quarters, the current trend with respect thereto, and all developments resulting therefrom. In addition, in making any such determination, any changes resulting from any actions of the Company approved on or after April 14, 1997 by the Board of Directors (including the Executive Committee) or the chief executive officer shall be disregarded.

     IN WITNESS WHEREOF, Parent, Sub and the Company caused this Agreement to be signed as of the date first written above by their respective officers thereunto duly authorized.


                                SAMSUNG ELECTRONICS CO. LTD.

                                        By:    /s/ W. R. Choi
                                           -------------------------------------
                                                   W. R. Choi
                                Title:  Executive Director, International
                                        Finance

                                AST ACQUISITION, INC.

                                         By:    /s/ J. C. Lee
                                            ------------------------------------
                                                    J. C. Lee
                                Title: Vice President, Chief Financial Officer and Secretary

                                AST RESEARCH, INC.

                                         By:    /s/ Y. S. Kim
                                            -----------------------------------
                                                    Y. S. Kim
                                Title:  President and Chief Executive Officer

                                                                         ANNEX A
                                           (TO THE AGREEMENT AND PLAN OF MERGER)


                            CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer or the Merger Agreement, and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to Parent's obligation to pay for or return tendered shares after termination of the Offer, Parent shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, or may delay the acceptance for payment of any Shares, or may terminate the Offer if (i) any applicable waiting period under HSR has not expired or terminated; (ii) approval of all necessary government officials and agencies, including the Republic of Korea, shall not have been obtained on terms and conditions reasonably satisfactory to Purchaser (except where the failure to obtain such consents or approvals would not have a material adverse effect on (a) the Company and its subsidiaries, taken as a whole, or (b) Parent's ability to consummate the transactions contemplated hereby); or (iii) at any time after April 14, 1997 and before acceptance for payment of any Shares, any of the following events shall occur or shall be determined by Parent to have occurred:

     (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (1) prohibits, or imposes any material limitations on, Parent's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or compels Parent or their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (2) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (3) results in the delay in or restricts the ability of Parent, or renders Parent unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (5) otherwise has a material adverse effect on the consolidated financial condition, businesses or results of operations of the Company and its subsidiaries, taken as a whole, provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

     (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ National Market System, for a period in excess of twenty-four hours, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Republic of Korea (whether or not mandatory), (3) any limitation (whether or not mandatory) by any Korean or United States governmental authority on the extension of credit by banks or other financial institutions, (4) a change in general, financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States or the Republic of Korea to extend credit or syndicate loans, (5) any significant change in the United States or the Republic of Korea currency exchange rates (with respect to the other) or suspension of, or limitation on, the markets therefor (whether or not mandatory) or the imposition of, or any significant change in, any currency or exchange control laws in the United States or the Republic of Korea, or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (c) (1) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date, (2) the Company shall have failed to comply with its covenants and agreements under the Merger Agreement in all material respects or
(3) subject to the last two sentences of Section 10.5 of the Merger Agreement, there shall have occurred any events or changes which have had or which are reasonably likely to have a material adverse effect on the Company and its subsidiaries taken as a whole;

     (d) the Special Committee shall have withdrawn, or modified or changed in a manner adverse to Parent (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or the Special Committee, upon request of Parent, shall fail to reaffirm such approval or recommendation or shall have resolved to do any of the foregoing; or

     (e) the Merger Agreement shall have terminated in accordance with its terms;

which in the reasonable and good faith judgment of Parent, in any such case, and regardless of the circumstances (including any action or inaction by Parent) giving rise to such condition makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

     The foregoing conditions are for the sole benefit of Parent and may be waived by Parent, in whole or in part at any time and from time to time in the sole discretion of Parent. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.